CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Charter Financial Corporation
West Point, Georgia

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our reports, dated December 13, 2013, related to the consolidated statements of financial condition of Charter Financial Corporation and subsidiary as of September 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2013, and the effectiveness of internal control over financial reporting as of September 30, 2013, which reports appear in Charter Financial Corporation’s 2013 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
March 21, 2014